SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2009

DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-30681	22-3203193
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)
(206) 256-4545
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 7, 2009, Dendreon Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc. (the “Underwriter”), relating to the public offering, issuance and sale of 10,700,000 shares of the Company’s common stock. Pursuant to the Underwriting Agreement, the Underwriter has agreed to purchase, subject to customary closing conditions, such shares of common stock from the Company at a price of $18.45 per share, which will result in $197.4 million in net proceeds to the Company before deducting offering expenses. The shares of common stock will be listed on the Nasdaq Global Market. The sale of the shares of the Company’s common stock is expected to close on May 13, 2009. The Company has also granted the Underwriter a 30-day option to purchase up to 1,279,166 additional shares of common stock on the same terms and conditions as set forth above, to cover over-allotments. On May 8, 2009, the Underwriter provided notice to the Company that it intends to exercise such option in full.
     The offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-151573) (the “Registration Statement”), as amended, including the related prospectus dated August 29, 2008 and the prospectus supplement dated May 7, 2009, each on file with the Securities and Exchange Commission.
     A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and incorporated herein by reference. The Company’s press release announcing the offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
1.1	Underwriting Agreement, dated as of May 7, 2009, between the Company and Deutsche Bank Securities Inc.
99.1	Dendreon Corporation press release, dated May 8, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION
By:	/s/ Gregory T. Schiffman
Gregory T. Schiffman
Senior Vice President, Chief Financial Officer and Treasurer

Date: May 8, 2009

EXHIBIT INDEX

Number	Description

1.1	Underwriting Agreement, dated as of May 7, 2009, between the Company and Deutsche Bank Securities Inc.

99.1	Dendreon Corporation press release, dated May 8, 2009.